EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-190588 on Form S-11 of our report dated March 5, 2015, relating to the consolidated financial statements and financial statement schedule of Phillips Edison Grocery Center REIT II, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Phillips Edison Grocery Center REIT II, Inc. and subsidiaries for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

April 17, 2015